Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This First Amendment to Amended and Restated Employment Agreement (“Amendment”), dated April 27, 2022 and effective as of the same date, unless otherwise set forth below, is entered into by and between 180 Life Sciences Corp., a Delaware corporation (the “Company”), and James N. Woody (“Executive”) (collectively, the Company and Executive are the “Parties”).

WHEREAS, the Company and Executive have entered into an Amended and Restated Employment Agreement, dated made as of February 24, 2021, and effective November 6, 2020 (the “Agreement”)1, concerning the employment of Executive as Chief Executive Officer of the Company;

WHEREAS, certain capitalized terms used below have the meanings given to such terms in the Agreement; and

WHEREAS, the parties wish to amend the Agreement to revise certain terms of the Agreement as set forth herein in order to reduce Company costs on a temporary basis.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged and confirmed, the parties hereto agree as follows:

1.	Effective January 1, 2022, the Base Salary of $450,000 is amended to increase such amount by 3% (the “Increase in Salary”) and effective March 1, 2022, the Base Salary is reduced by $92,700 (a 20% reduction) and such amounts (the “Accrued Amounts”) shall be accrued until such time as the Board of Directors determines to pay such Accrued Amounts, whhas sufficient cash on hand to pay such Accrued Amounts, which the Company expects will not be until it has raised a minimum of $15,000,000 (the “Funding Determination Date”); and

2.	$370,800 of such Base Salary shall be payable per the payroll practices of the Company in cash by the Company starting effective March 1, 2022 until the Funding Determination Date

3.	On the Funding Determination Date, Executive’s salary shall increase to the Base Salary taking into account the Increase in Salary (with no accrual) and the Accrued Amounts shall be paid by the Company. In addition, at the discretion of the Board of the Directors, the Base Salary on the Funding Determination Date may be further increased by 2%.

4.	Except to the extent modified hereby, the Agreement shall remain in full force and effect.

5.	This Amendment shall be binding upon and inure to the benefit of the parties and their successors and assigns.

6.	This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[1]	https://www.sec.gov/Archives/edgar/data/1690080/000121390021013180/ea136864ex10-2_180lifesci.htm

IN WITNESS WHEREOF, the parties have caused the Amendment to be executed as of the date and year first referenced above.

The “Company”	180 Life Sciences Corp.

Date: April 27, 2022	By:	/s/ Ozan Pamir
	Its:	CFO
	Printed Name:	Ozan Pamir

The “Executive”
Date: April 16, 2022	By:	/s/ James N. Woody
James N. Woody